Exhibit 10.2

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is made and entered into effective as of July 1, 2019 (the “Effective Date”), by and between El Paso Electric Company, a Texas corporation (the “Company”), and Mary E. Kipp (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive and the Company are parties to that certain Employment Agreement effective as of December 15, 2015 (the “Employment Agreement”) and that certain Change of Control Agreement for Executive Officers effective as of May 31, 2019 (the “Change of Control Agreement” and, together with the Employment Agreement, the “Existing Agreements”); and

WHEREAS, the Executive intends to resign from the Company, and the parties mutually desire to arrange for a separation from the Company under certain terms, including the resolution of the parties’ rights under the Existing Agreements.

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Employment Until Resignation Date; Resignation.

A.          Resignation.  Effective as of August 1, 2019 (the “Resignation Date”), the Executive will be deemed to have resigned from her position as an officer and employee of the Company, as well as from the Company’s Board of Directors (the “Board”) and from any other office or position with the Company or any of its affiliates, and the Executive agrees to execute any documents the Company may reasonably request to memorialize such resignation.  From the Effective Date until the Resignation Date, the Executive shall continue in her current roles with the Company, subject to the supervision of the Board, and will continue to receive the same salary and benefits as she is entitled to immediately preceding the Effective Date pursuant to the terms of the Employment Agreement; provided, however, that the Executive shall not be eligible to receive any additional incentive compensation awards from the Company, except as expressly provided below.

B.          2019 Annual Bonus.  Executive agrees that she is not entitled to any payment in respect of her 2019 annual bonus, and that any and all prior entitlements to cash bonuses have previously been paid in full.

C.          Outstanding Equity Awards.  As of the Resignation Date, all outstanding equity awards held by Executive, including restricted stock and performance shares, will be forfeited for no consideration pursuant to their terms.

D.          Reimbursements.  The Executive shall be entitled to receive reimbursement for all reasonable and documented expenses incurred by the Executive prior to the Resignation Date in accordance with the policies, practices and procedures of the Company in effect for similarly situated senior executives of the Company. All reimbursable expenses shall be appropriately documented in reasonable detail by the Executive upon submission of any request for reimbursement and in a format and manner consistent with the Company’s expense reporting policy.

E.          Waiver of Severance Benefits.  The Executive acknowledges that she is not entitled to any payments or benefits, including any severance benefits, under the Existing Agreements as a result of the changes in her employment relationship with the Company described in this Section 1, and hereby irrevocably waives any potential entitlement to benefits of any kind related to the changes to the Executive’s employment relationship with the Company as described in this Section 1, other than vested benefits under the Company’s retirement plans, payment of accrued but unused paid time off (including amounts rolled over from prior years as sick leave bank) and her entitlement to elect continuation coverage under the Company’s group health plans under applicable law.

2.          Special Restricted Stock Award. As of immediately prior to the Resignation Date, in consideration of Executive’s agreement to perform her duties set forth in this Agreement and contingent on Executive’s execution (without revocation) of the Waiver and Release as described in Section 5, Executive will be awarded 27,624 shares of restricted common stock (the “Restricted Stock Award”) pursuant to the Company’s Amended and Restated 2007 Long-Term Incentive Plan (the “Plan”).  The Restricted Stock Award will vest immediately prior to the closing of the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger, by and among Sun Jupiter Holdings LLC (“Jupiter”), the Company and Sun Merger Sub Inc., a wholly-owned subsidiary of Jupiter, entered into on June 1, 2019 (as it may be amended from time to time, the “Merger Agreement”).  In the event the Merger Agreement is terminated without the closing of the Merger, the Restricted Stock Award will be forfeited.  Other than the vesting conditions described above, the Restricted Stock Award will contain the Company’s standard terms and conditions for such awards, and will be embodied in an award agreement subject to the Plan.

3.          Agreement to Cooperate:  Following the Resignation Date until the earlier of the closing of the Merger or the termination of the Merger Agreement, Executive agrees to make herself reasonably available and to use reasonable efforts to cooperate in good faith in connection with the Company’s efforts to complete the Merger, including the process for regulatory approval of the Merger, as such assistance may be reasonably requested by the Company in good faith from time to time.  To the extent necessary for the performance of this obligation to cooperate, Executive will be eligible for reimbursements of expenses in a manner consistent with Section 1.D.

4.            Restrictive Covenants.

A.          Confidential Information. As a material inducement to the Company to enter into this Agreement, the Executive agrees that she shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, and its businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, at any time during her employment with the Company or at any time thereafter, for any reason, in any fashion, form or manner, either directly or indirectly, communicate, divulge, copy or permit to be copied (without the prior written consent of the Company or as may otherwise be required by law or legal process or in order to enforce her rights under this Agreement or as necessary to defend herself against a claim asserted directly or indirectly by the Company) any secret or confidential information, knowledge or data relating to the Company, and its businesses, in any manner whatsoever, to, or for the benefit of, any person, firm, corporation or other entity, other than the Company and those designated by it or in the course of her employment with the Company. As used herein, the term “all secret or confidential information, knowledge or data relating to the Company, and its businesses” shall include, without limitation, the Company’s plans, strategies, proposals to potential customers and/or partners, costs, prices, proprietary systems for buying and selling, client and customer lists, identity of prospects, proprietary computer programs, policy or procedure-manuals, proprietary training and recruiting procedures, proprietary accounting procedures, and the status and contents of the Company’s contracts with its suppliers, clients, customers or prospects. The Executive shall not be required to maintain the confidentiality of information or data that is in the public domain at the time of disclosure; or following disclosure, becomes generally known or available through no act or omission on the part of the Executive; or is known, or becomes known, to the Executive from a source other than the Company provided that the disclosure by such source is not in breach of a confidentiality agreement with the Company; or is independently developed by the Executive without violating any of the Executive’s obligations under this Agreement. In the event that the Executive is required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information or data, the Executive shall promptly notify the Company in writing of such requirement so that the Company may seek an appropriate protective order or waive in writing the Executive’s compliance with the provisions of this Agreement. In the event that such protection is not obtained or the Company waives in writing the Executive’s compliance, Executive agrees that the Executive may furnish only that portion of the information or data which the Executive is advised by counsel is legally required to be disclosed.

B.          Nonsolicitation.  Executive agrees that from the Effective Date until the second anniversary of the Resignation Date, she will not, directly or indirectly, recruit or otherwise solicit or induce any employee of the Company to terminate his or her employment with the Company.

C.          Lock-Up.  Executive agrees that until the earlier of the closing of the Merger or the termination of the Merger Agreement, she will not, directly or indirectly, sell, dispose of, assign, pledge or otherwise transfer any of her shares of common stock of the Company.   Notwithstanding the foregoing, Executive may sell up to 10,000 shares of common stock of the Company in her discretion, provided that any such sale shall be made in accordance with all applicable laws and Company policies.

D.          Protected Disclosures. The foregoing notwithstanding, nothing in this Agreement prohibits the Executive from filing a charge with or participating, testifying or assisting in any investigation, hearing, whistleblower action or other proceeding before any federal, state or local government agency (e.g., EEOC, NLRB, SEC, DOJ, etc.), nor does anything herein preclude, prohibit or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with, report matters to or otherwise participate in any whistleblower program administered by any such agencies. The Executive further acknowledges that the Executive does not need the Company’s prior authorization to make such reports or disclosures and is not required to notify the Company of such reports or disclosures. Pursuant to the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any secret or confidential information that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive further agrees to maintain in confidence any confidential information of third parties received as a result of her employment with the Company.

E.          Value and Reasonableness. Executive understands and acknowledges that the Company has made substantial investments to develop its business interests, goodwill, and confidential information, and that Executive has been and will be provided confidential information in connection with her work for the Company. Executive further agrees that the restrictions set forth in this Section 4 are ancillary to an otherwise enforceable agreement and that the limitations as to time and scope of activity to be restrained contained in this Agreement are reasonable and are not greater than necessary to protect the confidential information and/or the goodwill or other business interests of the Company.

F.          Reformation. The Company and Executive believe the limitations as to time and scope of activity contained in this Section 4 are reasonable and do not impose a greater restraint than necessary to protect confidential information, goodwill, and other legitimate business interests of the Company. However, in the event an arbitrator or court of competent jurisdiction determines that the limitations agreed upon are not appropriate, the parties agree to, and hereby do, request that the court reform the limitations to the satisfaction of the arbitrator or court. It is the express intent of the Company and Executive that the terms of this Agreement be enforced to the full extent permitted by applicable law and not to any greater extent.

G.          Right to Injunction. Executive acknowledges that Executive’s violation of Section 4 of this Agreement could cause irreparable harm to the Company for which damages may not adequately be measured, and Executive agrees that the Company shall be entitled as a matter of right to specific performance of Executive’s obligations under Section 4 and an injunction, from any court of competent jurisdiction, restraining any violation or further violation of such agreements by Executive or others acting on Executive’s behalf, without any showing of irreparable harm and without any showing that the Company does not have an adequate remedy at law. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

5.          Waiver and Release.  In consideration for the Executive’s execution of and compliance with this Agreement, including the provisions of Section 4, and the execution of the Waiver and Release attached hereto as Exhibit A, the Company shall provide the consideration set forth above in Section 2.  This consideration is provided subject to the binding execution, without revocation prior to the 8th day following execution (the “Waiver Effective Date”), by the Executive of the attached Waiver and Release agreement, no earlier than the Resignation Date and no later than the date 21 days after the Resignation Date. The Executive’s right to receive or to continue to vest in the Restricted Stock Award shall cease in the event the Executive fails to comply with the terms of this Agreement or the Waiver and Release.  If the Executive revokes the Waiver and Release before the Waiver Effective Date, the Executive shall forfeit the Restricted Stock Award.

6.          Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by the Executive by or on behalf of the Company, or any of its affiliates or the representatives, vendors or customers thereof that pertain to the business of the Company or any of its affiliates shall be and remain the property of the Company or any such affiliate, as the case may be, and be subject at all times to the discretion and control thereof. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or its affiliates that are collected or held by the Executive shall be delivered promptly to the Company or its affiliate, as the case may be, on or prior to the Resignation Date or such other date as the Company may indicate.

7.          Nonassignability.  Except for those rights that may accrue to the Executive’s family or estate in the event of her death or disability, neither this Agreement nor any right or interest hereunder shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, any attempt at such shall be void; provided, that any such benefit shall not in any way be subject to the debts, contract, liabilities, engagements or torts of the Executive, nor shall it be subject to attachment or legal process for or against the Executive.

8.          Entire Agreement; Modification.  This Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter hereof, and supersedes all prior agreements, arrangements and understandings relative to that subject matter including the Existing Agreements, except to the extent of specific provisions thereof expressly incorporated into this Agreement.  No term or provision hereof may be modified or extinguished, in whole or in part, except by a writing which is dated and signed by the parties to this Agreement.  No waiver of any of the provisions or conditions of this Agreement or of any of the rights, powers or privileges of a party will be effective or binding unless in writing and signed by the party claimed to have given or consented to such waiver.  No representation, promise or inducement has been made to or relied upon by or on behalf of either party concerning the subject matter hereof which is not set forth in this Agreement.  In particular, the Executive acknowledges and agrees that she is not entitled to receive from the Company any incentive or other compensation or payment related to her services to the Company or the termination thereof, other than the consideration specifically set forth herein.  Notwithstanding the foregoing, to the extent that any matter is not specifically addressed in this Agreement, then any terms of the Employment Agreement which address such matter shall remain in effect and be incorporated into this Agreement up to and until the Resignation Date.

9.          Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

10.          Notices.  All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:

El Paso Electric Company
Stanton Tower
100 North Stanton
El Paso, Texas 79901
Attention: General Counsel

To the Executive, at the address and fax number of record in the Company’s file.

All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

11.          Source of Payments.  All cash payments provided in this Agreement will be paid from the general funds of the Company.  The Executive’s status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company.

12.          Withholding.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes to the extent required pursuant to any law or governmental regulation or ruling.

13.          Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

14.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

15.          Titles; Construction.  The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.  Use of the term “including” shall be deemed to mean “including without limitation.”

16.          Section 409A Compliance.

A.          Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations and other binding guidance promulgated thereunder (“Section 409A”), including by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly.  Notwithstanding the foregoing provisions of this Agreement, if the payment of any compensation or benefits under this Agreement would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code, and Executive constitutes a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any such payments that Executive would otherwise be entitled to during the first six months following Executive’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code shall be accumulated and paid on the date that is six months after Executive’s separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest.

B.          All reimbursements pursuant to this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv) such that the reimbursements will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event.  Specifically, the amounts reimbursed under this Agreement during the Executive’s taxable year may not affect the amounts reimbursed in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement is not subject to liquidation or exchange for another benefit.

17.          Governing Law; Resolution of Disputes.  This Agreement will be construed and enforced in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws. Except with respect to claims for injunctive relief pursuant to Section 4 of this Agreement, the terms of Article 3 of the Employment Agreement regarding resolution of disputes shall apply to this Agreement as if the obligations and payments provided hereunder were provided under the Employment Agreement

18.          Successor Obligations.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

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IN WITNESS WHEREOF, the parties have executed this Agreement on June 30, 2019, but effective as of the date and year first above written.

EL PASO ELECTRIC COMPANY

By:	/s/ Charles A. Yamarone
Charles A. Yamarone
Chairman of the Board

EXECUTIVE

/s/ Mary E. Kipp
Mary E. Kipp

Exhibit A

Dated: June 30, 2019
WAIVER AND RELEASE

In exchange for the provision of benefits offered under the Separation Agreement between the undersigned (“Executive”) and El Paso Electric Company (the “Company”), effective as of July 1, 2019 (the “Agreement”), Executive agrees to and does fully and completely release, discharge and waive any and all claims, complaints, causes of action, demands of whatever kind or nature which Executive has or may have against the Company, its subsidiaries, affiliates, predecessors, and successors and assigns and all of their respective directors, officers, and employees (the “Corporate Group”) by reason of any event, matter, cause, or thing that has occurred prior to the date hereof (hereinafter “Executive Claims”). Executive agrees that this Waiver and Release specifically covers, but is not limited to, any and all Executive Claims which Executive has or may have against the Corporate Group relating in any way to compensation, or to any other terms, conditions, or circumstances of Executive’s employment with the any member of the Corporate Group, and to the cessation of such employment, based on statutory or common law claims for employment discrimination, including claims under Title VII, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Americans with Disabilities Act, the Texas Labor Code, and any and all discrimination or retaliation claims under state or federal law, wrongful discharge, breach of contract, defamation, intentional infliction of emotional distress, breach of fiduciary duty, or any other theory whether legal or equitable; provided, however, that this release shall not affect (a) Executive’s rights under or with respect to any retirement plan which is subject to ERISA and is qualified under Section 401(a) of the Code; (b) any rights Executive may have to receive the Restricted Stock Award provided pursuant to the Separation Agreement dated August 1, 2019; (c) any right which may not be waived as a matter of law; or (d) any right to indemnification in accordance with the Company’s articles of incorporation or bylaws.

Executive acknowledges that she has twenty-one (21) days to review and consider this Waiver and Release. Executive has also been advised by this writing of her right to consult with an attorney prior to executing this Waiver and Release. Executive represents that she is signing this Waiver and Release knowingly and voluntarily and that she is receiving payments and benefits she would not otherwise receive in exchange for signing this Waiver and Release.  Executive is further aware that if she signs this Waiver and Release, she may revoke it for a period of seven (7) days following the day she signs it, provided that Executive’s written statement of revocation is received on or before that (7th) seventh day by Jessica Goldman, Corporate Secretary, Stanton Tower, 100 North Stanton, El Paso, Texas 79901, and this Waiver and Release shall not be effective or enforceable until the revocation period has expired.

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Notwithstanding the foregoing, nothing contained in this Waiver and Release is intended to prohibit or restrict Executive in any way from (1) bringing a lawsuit against the Company to enforce the Company’s obligations under the Agreement; (2) making any disclosure of information required by law; (3) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers, or receiving any compensation from a governmental agency with respect to any such information; (4) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (5) filing any claims that are not permitted to be waived or released under applicable law (although Executive’s ability to recover damages or other relief from the Corporate Group is still waived and released to the extent permitted by law).

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.  Executive acknowledges that this Waiver and Release and the Agreement set forth the entire understanding and agreement between Executive and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between Executive and the Company or any other member of the Corporate Group.

Mary E. Kipp	/s/ Charles A. Yamarone
Executive’s Printed Name	Company Representative

/s/ Mary E. Kipp	June 30, 2019
Executive’s Signature	Company’s Execution Date

June 30, 2019
Executive’s Signature Date

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